QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

Crown Media Holdings Announces Revenue Increase of 64%
for Fourth Quarter of 2003 and 29% for Full Year of 2003

Company Sets Record with Fourth Quarter Positive Adjusted EBITDA

        GREENWOOD VILLAGE, Colo.—February 26, 2004—Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three months and year ended December 31, 2003.

Operating Highlights for the Quarter and the Year

  •
  Revenue growth. Crown Media's total net revenue in the fourth quarter of 2003 increased 64% to $69.2 million, from $42.1 million in the prior year's fourth quarter. Advertising revenues for the quarter totaled $31.2 million, an increase of 78% from the fourth quarter of 2002. For the full year, Crown Media's total net revenue increased 29% to $207.5 million from $161.0 million in the prior year, and advertising revenues increased 42% to $98.1 million as compared to $69.1 million in 2002.

  •
  Record Adjusted EBITDA and library sales. For the first time in the Company's history, Crown Media reported positive Adjusted EBITDA (please see our definition of Adjusted EBITDA below), generating $8.6 million for the fourth quarter of 2003. The Company also announced record sales of $20.4 million in the fourth quarter and $40.4 million for the full year for its 700-title film library, demonstrating the revenue-generating value of this important asset.

  •
  Subscriber increase. Hallmark Channel subscribers increased 15% to 113.3 million worldwide as of December 31, 2003, from 98.3 million subscribers as of December 31, 2002. The channel ended the quarter with 56.0 million subscribers in the United States and 57.3 million international subscribers across 122 countries. Subscribers to our domestic channel increased 15%, and subscribers to our international channels increased 16% over the fourth quarter 2002. Subsequent to year-end, Hallmark Channel continued to expand its distribution and now reaches more than 57 million subscribers in the United States.

  •
  Distribution expansion. The fourth quarter of 2003 was marked by the signing of an affiliation agreement with Comcast in the U.S. Since the announcement, the Channel has added nearly 1 million new Comcast subscribers, including the recent expansion in Savannah, Georgia and Little Rock, Arkansas.

  •
  U.S. ratings success. In the U.S., Hallmark Channel continued its rating success in the fourth quarter. In November and December, the network offered viewers holiday movies that attracted 12 million new viewers and led to all-time highs for the day, the week, the month and the quarter. For the first time, Hallmark Channel ranked among the top 10 cable networks in total day household ratings in December according to Nielsen Media Research. Hallmark Channel achieved all-time highs in ratings and impressions in all its key demographics in the fourth quarter in both total day and prime time. Building upon this success, Hallmark Channel was again ranked ninth in January with a 0.7 household rating in total day out of all 52 ad-supported cable networks, tied with three other channels.

    For 2003, Hallmark Channel U.S. was rated the fastest growing cable network in terms of annual audience percentage growth in ratings for the second year in a row according to Nielsen Media Research, with a 50% increase in ratings for total day and nearly a two-fold increase in household impressions. For the full year, the channel experienced increases of more than 50% over 2002 in all of its key demographics for adults and women for total day.

  •
  International growth. Hallmark Channel has also met with international success, experiencing significant growth in all of its key markets in Europe and in South Africa in 2003. The U.K.

  continues to be the highlight internationally, with its share of viewing increasing 45% in the fourth quarter of 2003 as compared to the prior year's quarter, according to BARB (Broadcaster Audience Research Board). Hallmark Channel U.K. is currently ranked 6th in the U.K. among all multi-channel homes and has the most loyal audience among all movie, entertainment, news, and factual cable and satellite channels.

        "Our results for 2003 reflect our continued success as we achieved many "firsts" for Crown Media and drove our Company closer to our ultimate goal of being a profitable and fully distributed high quality entertainment network," stated David Evans, President and CEO of Crown Media. "For the first time in our history, we generated positive Adjusted EBITDA in the fourth quarter, and we intend to continue this growth in 2004. For the first time domestically, Hallmark Channel U.S. ranked ninth for total day ratings out of 52 ad-supported cable networks in December, and our top-ten status continued in January 2004. And for the first time, Hallmark Channel has a long-term distribution agreement with every major cable and satellite distributor in the U.S., representing a critical step on our way to being a fully distributed channel.

        "Looking ahead to 2004, we see the ability to maintain this positive momentum in all areas. Hallmark Channel U.S. intends to drive its ratings with more original movies and mini-series, combined with the introduction of newly acquired classic series such as Magnum P.I. and Gilligan's Island. We intend to expand our distribution as we work with our cable and satellite partners, and focus on our top 37 U.S. markets in a localized and coordinated effort with the 4,300 Hallmark Gold Crown stores. Increases in programming, ratings and distribution should drive further increases in our advertising revenues. Internationally, we expect additional ratings gains, with the U.K. channel leading this improvement. We plan to continue to generate revenues from our film library and tightly manage our costs, as part of our efforts to achieve our goal of a full year of positive Adjusted EBITDA and realize the potential value of Hallmark Channel as a high quality entertainment network."

Financial Results

        Historical financial information is provided in tables at the end of this release.

Operating Results

        Crown Media reported revenue of $69.2 million for the fourth quarter of 2003, a 64% increase from $42.1 million for the fourth quarter of 2002. Subscriber fee revenue in the fourth quarter increased 8% to $17.5 million, from $16.1 million in the prior year's quarter, as a result of increased distribution of our channel internationally, offset in part by reduced subscriber fee rates in the United States. Advertising revenue increased 79% to $31.2 million during the quarter, from $17.5 million in the fourth quarter of 2002, reflecting increased distribution, an enhanced programming schedule, higher ratings for our channels and higher advertising rates, primarily in our domestic market. Licensing fees for our library increased to $20.4 million during the quarter, from $8.5 million in the prior year's quarter, due to the timing of license period start dates and increased sales. During the fourth quarter, $3.5 million of our film asset license fees were the result of an exchange of certain film asset licensing rights for a 32 episode mini-movie series which includes a number of first showings.

        Crown Media reported revenue of $207.5 million for the year ended December 31, 2003, a 29% increase from $161.0 million in 2002. Subscriber fee revenue in the year increased 2% to $68.9 million, from $67.9 million in the prior year. Advertising revenue increased 42% to $98.1 million during the year ended December 31, 2003, from $69.1 million in the same period of 2002. Licensing fees for our library increased to $40.4 million during the year ended December 31, 2003, from $24.0 million in the prior year.

        For the fourth quarter of 2003, cost of services decreased to $63.5 million from $124.3 million during the same quarter of 2002. Within cost of services, programming expenses decreased 54% quarter over quarter to $31.4 million. Crown Media Holdings recorded a charge in the fourth quarter of 2002 of $48.1 million related to certain programming written off, reflecting the refinement of our programming strategy and projected usage. For the three months ended December 31, 2003, amortization of film assets increased to $15.2 million from $7.3 million during the same quarter of 2002 primarily due to higher sales of our film library. Subscriber acquisition fee amortization expense for the quarter decreased to $6.2 million from $29.4 million in 2002. Most of this decrease is a result of a $21.6 million expense that was recorded in the fourth quarter of 2002 as a result of the settlement of certain contractual matters with U.S. distributors. Operating costs, which include playback, dubbing and subtitling, transponder and interstitial expenses, decreased 47% from $17.8 million to $9.5 million for the fourth quarter of 2003, as a result of lower salary, benefit, satellite and transponder expenses resulting from our 2002 reorganization. Selling, general and administrative expenses increased to $17.5 million for the three months ended December 31, 2003, from $17.2 million in the year earlier period primarily due to the recognition of expense related to the Company's issuance of restricted stock units of $5.9 million, offset by efficiencies gained as a result of our 2002 reorganization. Marketing expenses decreased to $6.8 million for the three months ended December 31, 2003, from $19.9 million in the year earlier period as our fourth quarter of 2003 holiday campaign with Hallmark Cards resulted in $5.0 million of expense as compared to $15.1 million of recorded expense related to the fourth quarter of 2002 holiday promotion.

        For the year ended December 31, 2003, total cost of services decreased to $222.1 million from $274.9 million during the same period of 2002. Within cost of services, programming expenses decreased 21% period over period to $108.7 million. For the year ended December 31, 2003, amortization of film assets increased to $40.2 million from $27.0 million during the same period of 2002. Subscriber acquisition fee amortization expense was $25.3 million in 2003 versus $44.2 million in 2002. Operating costs, which include playback, dubbing and subtitling, transponder and interstitial expenses, decreased 29% from $60.9 million in 2002 to $43.3 million during the year ended December 31, 2003. Selling, general and administrative expenses increased to $61.7 million for the year ended December 31, 2003, from $60.2 million in the year earlier period. Marketing expenses decreased to $24.4 million for the year ended December 31, 2003, from $48.9 million in the year earlier period.

        Adjusted EBITDA totaled $8.6 million positive for the fourth quarter of 2003, compared to an Adjusted EBITDA loss of $109.0 million for the same period last year. Cash used in operating activities totaled $50.5 million for the fourth quarter of 2003 compared to $50.8 million for the same period last year. The net loss for the three month period ended December 31, 2003, totaled $36.3 million, or $0.35 per share, compared to $169.5 million, or $1.62 per share, in the fourth quarter of 2002.

        Adjusted EBITDA loss totaled $44.5 million for the year ended December 31, 2003, compared to an Adjusted EBITDA loss of $168.8 million for the same period last year. Cash used in operating activities totaled $155.2 million for the year ended December 31, 2003, compared to $169.9 million for the same period last year. The net loss for the year ended December 31, 2003, totaled $205.1 million, or $1.96 per share, compared to $313.0 million, or $3.00 per share, in the same period last year. The year Adjusted EBITDA loss and net loss includes a $39.8 million loss from extinguishment of our trust preferred securities and a $17.0 million gain from the cumulative effect of a change in accounting principle due to the adoption of Statement No. 150.

Conference Call and Webcast to be Held February 26 at 11:00 a.m. ET

        Crown Media Holdings' management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the fourth quarter and full year 2003. Investors and interested parties may listen to the call via a live webcast accessible through the investor relations' section of the Company's web site at www.hallmarkchannel.com, or by dialing (888) 339-2688 (Domestic) or (617) 847-3007 (International) and requesting the "Fourth Quarter Earnings" call. For those listeners accessing the call through the Company's website, please register and download audio software at the site at least 15 minutes prior to the start time. The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, February 26, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 27630378.

About Crown Media Holdings

        Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. and 122 countries. The combined channels have nearly 115 million subscribers worldwide. Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes award-winning titles from the Hallmark Entertainment Collection for exhibition in a variety of television media including video-on-demand and high definition television. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements

        Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-Q Report for the three and nine months ended September 30, 2003. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

        Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We defined Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization and amortization of film assets. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our company on an ongoing basis using criteria that is used by other companies in our industry and investment bankers and analysts who track our industry. We believe that Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance and allows our management and investors to readily view operating trends, perform analytical comparisons and benchmark our company to similar companies in our industry. Adjusted EBITDA is used by our management to monitor segment operations and to determine the allocation of resources to segments. Our credit facility also contains covenants that are based on an adjusted EBITDA measure. Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company. We believe that Adjusted EBITDA provides an indication of the Company's ability to generate cash flows from operating activities since the majority of our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company's cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The cash costs of acquiring film assets and adding subscribers are essentially discretionary expenditures. The adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of film assets or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

        Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses.

For additional information, please contact:
Mindy Tucker
IR Focus
914.725.8128
mindy@irfocusllc.com

Crown Media Holdings, Inc.
Selected Fourth Quarter Financial Information
($ in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Subscriber fees	$17,468	$16,129	$68,901	$67,913
Advertising	30,898	16,683	96,696	64,045
Advertising by Hallmark Cards	350	800	1,397	5,021
Film asset license fees	20,421	8,465	40,431	23,950
Other revenue	20	23	99	80

Total revenues	69,157	42,100	207,524	161,009
Cost of services:
Affiliate programming	10,635	38,046	39,369	67,689
Non-affiliate programming	20,795	30,621	69,305	70,314
Amortization of film assets	15,211	7,278	40,168	27,035
Subscriber acquisition fee amortization expense	6,194	29,428	25,268	44,220
Depreciation and amortization	1,186	1,185	4,742	4,742
Operating costs	9,471	17,783	43,290	60,877

Total cost of services	63,492	124,341	222,142	274,877
Selling, general & administrative expenses	17,506	17,207	61,699	60,223
Marketing expense	6,791	19,926	24,436	48,946
Reorganization expense	(1,757)	28,801	(1,757)	28,801
Depreciation and amortization	2,447	3,862	10,066	11,026

Loss from operations	(19,322)	(152,037)	(109,062)	(262,864)
Loss on early extinguishment of debt	—	—	(39,812)	—
Guaranteed preferred beneficial interest accretion	—	(10,743)	(23,218)	(25,508)
Interest expense and other, net	(16,638)	(6,293)	(46,868)	(22,603)

Loss before income taxes	(35,960)	(169,073)	(218,960)	(310,975)
Income tax provision	(1,057)	(392)	(3,189)	(2,054)

Loss before cumulative effect of change in accounting principle	(37,017)	(169,465)	(222,149)	(313,029)
Cumulative effect of change in accounting principle	672	—	17,000	—

Net loss	$(36,345)	$(169,465)	$(205,149)	$(313,029)

Net loss per share before cumulative effect of change in accounting principle	$(0.35)	$(1.62)	$(2.12)	$(3.00)
Cumulative effect of change in accounting principle	—	—	0.16	—

Net loss per share	$(0.35)	$(1.62)	$(1.96)	$(3.00)

Weighted average shares outstanding	104,533	104,343	104,484	104,306

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheet Data
(In thousands)

	As of December 31,
	2003	2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$4,306	$335
Accounts receivable, less allowance for doubtful accounts of $6,703 and $7,516, respectively	57,009	41,629
Program license fees—affiliates, net of accumulated amortization	27,127	12,632
Program license fees—non-affiliates, net of accumulated amortization	65,571	37,057
Subtitling and dubbing, net of accumulated amortization	2,827	3,265
Receivable from affiliate	12,083	—
Prepaids and other assets	16,039	22,337

Total current assets	184,962	117,255
Restricted cash	167	340
Unbilled receivable	5,891	—
Program license fees—affiliates, net of current portion	47,748	37,318
Program license fees—non-affiliates, net of current portion	106,047	51,470
Subtitling and dubbing, net of current portion	2,020	1,051
Film assets, net of accumulated amortization	750,737	786,826
Subscriber acquisition fees, net of accumulated amortization	113,196	140,265
Property and equipment, net of accumulated depreciation	29,235	35,612
Goodwill	314,033	314,033
Debt issuance costs, net of accumulated amortization	6,478	6,309
Prepaids and other assets, net of current portion	1,196	1,783

Total assets	$1,561,710	$1,492,262

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accounts payable and accrued liabilities	$37,611	$47,425
Subscriber acquisition fees payable	8,492	45,930
License fees payable to affiliates	30,671	8,104
License fees payable to non-affiliates	85,153	50,652
Payables to affiliates	7,827	6,680
Interest payable to HC Crown	2,655	10
Credit facility and other interest payable	510	871
Capital lease obligation	1,559	1,433
Deferred film asset license fees	2,163	599

Total current liabilities	176,641	161,704
Accrued liabilities, net of current portion	18,906	31,385
Subscriber acquisition fees payable, net of current portion	1,500	2,624
License fees payable to affiliates, net of current portion	60,229	60,229
License fees payable to non-affiliates, net of current portion	82,090	39,206
Demand note payable to HC Crown	75,000	5,000
Senior unsecured note to HC Crown, including accrued interest	417,083	—
Payable to Hallmark Entertainment Holdings, Inc.	52,052	52,052
Payable to Hallmark Entertainment, Inc.	47,948	47,948
Credit facility	300,000	320,000
Capital lease obligation, net of current portion	7,731	9,290
Company obligated mandatorily redeemable preferred interest	9,079	—
Convertible debt	—	47,916
Derivative liability	—	762

Total liabilities	1,248,259	778,116
Commitments and contingencies
Guaranteed preferred beneficial interest in Crown Media Trust's debentures	—	221,551
Company obligated mandatorily redeemable preferred interest	—	25,000
STOCKHOLDERS' EQUITY:
Class A common stock, $.01 par value; 200,000,000 shares authorized; 73,863,037 and 73,794,606 shares issued and outstanding; outstanding as of December 31, 2003 and 2002	739	738
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of December 31, 2003 and 2002	307	307
Paid-in capital	1,308,880	1,259,242
Accumulated other comprehensive income	2,013	647
Accumulated deficit	(998,488)	(793,339)

Total stockholders' equity	313,451	467,595

Total liabilities and stockholders' equity	$1,561,710	$1,492,262

Crown Media Holdings, Inc.
Selected Fourth Quarter Financial Information
($ in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Net loss	$(36,345)	$(169,465)	$(205,149)	$(313,029)
Amortization of film assets	15,211	7,278	40,168	27,035
Subscriber acquisition fee expense	8,393	30,684	32,361	51,223
Depreciation and amortization	3,633	5,047	14,808	15,768
Guaranteed preferred beneficial interest expense	—	10,743	23,218	25,508
Interest expense and accretion	16,638	6,293	46,868	22,603
Income tax provision	1,057	392	3,189	2,054

Adjusted earnings before interest, taxes, depreciation and amortization	$8,587	$(109,028)	$(44,537)	$(168,838)

Loss on extinguishment of debt	—	—	39,812	—
Cumulative effect of change in accounting principle	(672)	—	(17,000)	—
Restricted stock unit and stock-based compensation	2,545	2	5,912	18
Programming, subtitling and dubbing amortization	33,359	67,053	111,123	138,291
Provision for allowance for doubtful account	(2,047)	1,125	499	4,083
Changes in operating assets and liabilities:
Additions to program license fees	(31,471)	(24,608)	(209,300)	(144,034)
Additions to subscriber acquisition fees	(3,261)	(43,533)	(5,292)	(52,036)
Decrease in subscriber acquisition fees payable	(6,307)	35,992	(38,562)	20,272
Interest paid	(4,833)	242	(19,855)	(13,595)
Income taxes paid	(1,057)	(392)	(3,189)	(2,054)
Changes in other operating assets and liabilities, net of adjustments above	(45,388)	22,361	25,215	47,986

Net cash flow used in operating activities	$(50,545)	$(50,786)	$(155,174)	$(169,907)

Crown Media Holdings, Inc.
Selected Fourth Quarter Financial Information
($ in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Net cash used in operating activities	$(50,545)	$(50,786)	$(155,174)	$(169,907)
Net cash used in investing activities	(1,623)	(2,697)	(4,696)	(4,124)
Net cash provided by financing activities	53,280	50,414	163,836	160,075
Effect of exchange rate changes on cash	71	101	5	432

Net (decrease) increase in cash and cash equivalents	1,183	(2,968)	3,971	(13,524)
Cash equivalents, beginning of period	3,123	3,303	335	13,859

Cash equivalents, end of period	$4,306	$335	$4,306	$335

QuickLinks

Crown Media Holdings Announces Revenue Increase of 64% for Fourth Quarter of 2003 and 29% for Full Year of 2003